Exhibit 23.2

                        Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Post-effective Amendment No. 2 to the Registration Statement (Form S-3 No. 333-68019) and related Prospectus of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.) for the registration of 36,420,655 shares of its common stock and 15,673,524 shares of its 8% cumulative convertible exchangeable preferred stock, and to the incorporation by reference therein of our report dated April 14, 1998, with respect to the consolidated financial statements and schedule of Marvel Entertainment Group, Inc. included in its Annual Report (Form 10-K/A for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                       /s/ Ernst & Young LLP



New York, New York
August 10, 1999